UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 1, 2014

______________________

WageWorks, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35232	94-3351864
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Park Place, 4th Floor
San Mateo, California 94403
(Address of principal executive offices, including zip code)

(650) 577-5200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 1, 2014, WageWorks, Inc., a Delaware corporation (the “Company”), entered into an Asset Purchase Agreement by and among the Company, Conexis Benefits Administrators, LP, a Texas limited partnership (“Seller”) and Word & Brown Insurance Administrators, Inc., a California corporation (“Seller Parent”) (the “Asset Purchase Agreement”), pursuant to which the Company has agreed to acquire from Seller, and Seller has agreed to sell to the Company, substantially all of the assets of Seller (the “Acquisition”).

Pursuant to the terms of the Asset Purchase Agreement, the Company paid a purchase price of approximately $118.0 million in cash subject to certain pre- and post-closing purchase price adjustments. The Asset Purchase Agreement contains customary representations and warranties, covenants, terms, conditions and indemnities for a transaction of this nature.

Item 7.01.	Regulation FD Disclosure

The Company issued a press release, dated August 1, 2014, regarding the Acquisition. The press release is furnished herewith as Exhibit 99.1. In addition, the Company will further address the Acquisition and the expected financial impact on the Company’s scheduled earnings call which will be held on Monday, August 4, 2014, at 5:00 p.m. EST  Media representatives, analysts and the public are invited to listen to this discussion by calling 866-515-2915 (toll free) or 617-399-5129.

The information set forth under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended, or incorporated by reference in any filing under the Securities Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press release, dated August 1, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WAGEWORKS, INC.

		By:	/s/ Joseph L. Jackson
			Name:	Joseph L. Jackson
			Title:	Chief Executive Officer

Date:	August 4, 2014

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